                                                                 Exhibit 10.37

                            [NORTH COAST LETTERHEAD]
March 21, 2003


Dale E. Stitt

RE:      Management Retention Program

Dear Dale:

The Company recognizes that the possibility of Change in Control can create uncertainty and distraction among the employees, which may work to the detriment of the Company and its stockholders. Accordingly, the Board of Directors of the Company has determined that appropriate steps should be taken to encourage and incent you to remain in the employ of the Company through any Change in Control of the Company. A "Change in Control" is as defined in Exhibit A to this letter.

Accordingly, in consideration for your agreement to remain in the employment of the Company through the date (the "Retention Date") which ends upon the three month period (a "Stay Period") following the date of this letter, the Company agrees to pay you within five business days following the Retention Date, and any succeeding Retention Date as hereinafter provided, an amount equal to 12.5% of your annual base salary for 2003 (the "Management Retention Payment"), provided that you are in the employ of the Company as of the Retention Date. Furthermore, you and the Company agree that you shall receive a Management Retention Payment for each successive Stay Period, each with a Retention Date being the last day of such Stay Period, following the initial Stay Period for a maximum total of four Stay Periods. The last such Stay Period shall end on the date which is one year from the date of this letter; provided, however, that in the event of the occurrence of a Change in Control, the final Stay Period will be determined as commencing at the date immediately following the end of the prior Stay Period and ending at the effective date of the Change in Control, and the final Management Retention Payment will be determined by multiplication of the Management Retention Payment by a fraction, the numerator of which is the total number of days in the final Stay Period and the denominator of which is 90 days.

Furthermore, provided that you remain in the employ of the Company and perform your duties and behave in a manner required to support the interests of the Company and its stockholders, upon the occurrence of a Change in Control, you will share in the Management Retention Bonus Pool, as approved by the Board of Directors of the Company, which shall be paid to all participants upon the occurrence of a Change in Control. Any Management Retention amounts paid to you shall be deducted from your share of the Management Retention Bonus Pool and the balance of your share of the Management Retention Bonus Pool shall be paid to you within five business days following the Change in Control.

Nothing contained in this letter agreement changes your employment relationship with the Company and this is not a contract of employment. In addition, you are expected to abide by all company policies and standards of conduct applicable to employees of the Company. In the event your employment is terminated by the Company without cause, you shall receive a prorated Management Retention Payment determined in accordance with the second paragraph of this letter, as if a Change in Control had occurred upon the date of your termination.

In the event that your employment is terminated for cause, you will forfeit your right to receive any Management Retention Payments to which you would have otherwise been entitled. Termination for "cause" shall mean:

                  (i) The willful and continued failure by you to perform substantially your duties with the Company or one of its affiliates (other than for Disability or Good Reason), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that you have not substantially performed your duties;

                  (ii) Your willfully engaging in conduct demonstrably and materially injurious to the Company; or

                  (iii) Conviction of any felony, any crime involving moral turpitude, or any crime committed in the conduct of your official duties which is materially adverse to the welfare of the Company.

In the event that you voluntarily terminate your employment with the Company prior to the Retention Date, or any subsequent Retention Date, you will forfeit your rights to any Management Retention Payment for which you might have been eligible for the Stay Period during which your termination occurs.

If you are prepared to make the agreement set forth in this letter, please sign and return the enclosed copy of this letter to the undersigned.

                           NORTH COAST ENERGY, INC.


                           By: /s/ Omer Yonel
                               -------------------------------------------------
                               Omer Yonel, President and Chief Executive Officer



Accepted and agreed to:


By: /s/ Dale E. Stitt
    ------------------
      Dale E. Stitt

Date:  March 21, 2003

               EXHIBIT A TO MANAGEMENT RETENTION LETTER AGREEMENT

         For purposes of the Management Retention Program, a Change in Control is defined to occur when:

         1. The Company is merged, consolidated or reorganized into another corporation or entity or nv NUON (or any successor of nv NUON) or an affiliate thereof (collectively "NUON") sells or otherwise transfers all or part of the outstanding voting securities it holds in the Company and as a result thereof immediately after such transaction an entity or a group of entities acting in concert holds greater ownership than NUON of the corporation or entity surviving after such merger, consolidation, reorganization or sale of securities, or

         2. The Company sells or otherwise transfers all or substantially all of its assets to another corporation or entity and as a result thereof immediately after such transaction an entity or a group of entities acting in concert holds greater ownership than NUON of the corporation or entity purchasing such assets.